Exhibit 5.1

Spire Inc. 700 Market Street St. Louis, MO 63101

Mark C. Darrell

Senior Vice President, Chief Legal

and Compliance Officer

June 6, 2023

Spire Inc.

700 Market Street

St. Louis, Missouri 63101

Ladies and Gentlemen:

I am Senior Vice President, Chief Legal and Compliance Officer of Spire Inc., a Missouri corporation (the “Company”), and in that capacity I am familiar with the preparation of the registration statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), on the date hereof (the “Registration Statement”). The Registration Statement relates to the registration of Two Hundred Fifty Thousand (250,000) shares of the Company’s common stock, par value $1.00 per share (the “Securities”), for issuance from time to time under the Company’s Dividend Reinvestment and Stock Purchase Plan (“Plan”). The Securities will be registered for issuance pursuant to Rule 415 of the Act. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinions set forth herein, I have examined the Company’s Articles of Incorporation and By-laws, each as amended and currently in effect; the Registration Statement; and such other documents, records and instruments as I have deemed necessary or appropriate for the purposes of this opinion. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and conformity to original documents of all documents submitted to me as certified or photostatic copies.

On the basis of all of the foregoing, I am of the opinion that the Securities being registered have been duly authorized and when issued and sold and upon receipt by the Company of the consideration therefor in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

This opinion is based solely upon the current federal laws of the United States of America and the laws of the State of Missouri. I express no opinion as to whether the laws of any other jurisdiction might affect any opinion herein whether because of the application in Missouri of the laws of such other jurisdiction or because of the application in such other jurisdiction of the laws of the State of Missouri.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Prospectus or any Prospectus Supplement forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours, /s/ Mark C. Darrell Mark C. Darrell